Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Christopher J. Pribula

President and Chief Executive Officer

SR Bancorp, Inc.

(732) 560-1700, ext. 5205

SR BANCORP, INC. ANNOUNCES FINANCIAL RESULTS

Bound Brook, New Jersey (April 28, 2026) – SR Bancorp, Inc. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced net income of $886,000 for the three months ended March 31, 2026, or $0.12 per basic and diluted share, compared to net income of $537,000 for the three months ended March 31, 2025, or $0.06 per basic and diluted share. Excluding $142,000 of net accretion income related to fair value adjustments resulting from the acquisition of Regal Bancorp in September 2023, net income would have been $784,000 for the three months ended March 31, 2026. Excluding $575,000 of net accretion income related to fair value adjustments, net income would have been $124,000 for the three months ended March 31, 2025. See “Non-GAAP Financial Information” contained herein for additional information.

The Company reported net income of $2.4 million for the nine months ended March 31, 2026, or $0.32 per basic and $0.31 per diluted share, compared to a net income of $2.9 million for the nine months ended March 31, 2025, or $0.34 per basic and diluted share. Excluding $647,000 of net accretion income related to fair value adjustments, net income would have been $1.9 million for the nine months ended March 31, 2026. Excluding $2.4 million of net accretion income related to fair value adjustments, net income would have been $1.2 million for the nine months ended March 31, 2025.

Total assets were $1.14 billion at March 31, 2026, an increase of $59.0 million, or 5.4%, from $1.08 billion at June 30, 2025. Net loans were $859.1 million, an increase of $61.9 million, or 7.8%, from $797.2 million at June 30, 2025. Cash and cash equivalents increased $5.9 million, or 10.2%, to $63.7 million at March 31, 2026, from $57.8 million at June 30, 2025. The increases in loans and cash and cash equivalents were funded primarily through increased deposits and an additional $20.0 million of borrowings. Total deposits were $894.3 million, an increase of $48.3 million, or 5.7%, from $846.0 million at June 30, 2025.

Comparison of Operating Results for the Three Months Ended March 31, 2026 and 2025

General. Net income increased $349,000, or 65.0%, to $886,000 for the three months ended March 31, 2026 compared to net income of $537,000 for the three months ended March 31, 2025. Net income for the three months ended March 31, 2026 and 2025 included $142,000 and $575,000, respectively, of net accretion income related to fair value adjustments resulting from the acquisition of Regal Bancorp in September 2023.

Interest Income. Interest income increased $992,000, or 8.6%, to $12.5 million for the three months ended March 31, 2026 from $11.5 million for the three months ended March 31, 2025, due to a $21.5 million increase in the average balance of interest-earning assets and a 29 basis point increase in the yield. These increases resulted from a $1.0 million, or 9.9%, increase in interest income on loans and a $43,000, or 7.2%, increase in interest income on securities, partly offset by a $77,000, or 14.3%, decrease in interest income on interest-bearing deposits at other banks. The increase in interest income on loans was primarily due to a $70.0 million increase in the average balance of loans from $778.5 million for the three months ended March 31, 2025 to $848.5 million for the three months ended March 31, 2026. The increase in interest income on securities was due to a 23 basis point increase in the yield, partially offset by a $9.4 million decrease in the average balance. The decrease in interest income on interest-bearing deposits at other banks was due to a $39.0 million decrease in the average balance of deposits.

Interest Expense. Interest expense increased $363,000, or 8.4%, to $4.7 million for the three months ended March 31, 2026 from $4.3 million for the three months ended March 31, 2025, due to a $68.4 million increase in the average balance of interest-bearing liabilities. The increase in the average balance was primarily due to an increase of $61.0 million, or 20.0%, in the average balance of interest-bearing demand deposits and a $20.0 million, or 66.7%, increase in the average balance of borrowings for the three months ended March 31, 2026 compared to the three months ended March 31, 2025, partially offset by a decrease of $23.2 million in the average balance of savings and club accounts. The increase was primarily due to a 22 basis point increase in the average rate of interest-bearing demand deposits to 1.97% for the three months ended March 31, 2026 from 1.75% for the three months ended March 31, 2025, resulting from competitively priced rates, partially offset by a 40 basis point decrease in the average rate of certificates of deposit.

Net Interest Income. Net interest income increased $629,000, or 8.8%, to $7.8 million for the three months ended March 31, 2026 from $7.2 million for the three months ended March 31, 2025. Net interest rate spread increased 30 basis points to 2.55% for the three months ended March 31, 2026 from 2.25% for the three months ended March 31, 2025. Net interest margin increased 18 basis points to 3.00% for the three months ended March 31, 2026 from 2.82% for the three months ended March 31, 2025. Net interest-earning assets decreased $46.9 million, or 18.1%, to $211.9 million for the three months ended March 31, 2026 from $258.8 million for the three months ended March 31, 2025. The increase in the Company’s net interest rate spread and net interest margin were primarily a result of an increase in the yield on interest-earning assets and the decrease in the cost of interest-bearing liabilities.

Provision for Credit Losses. The Company establishes provisions for credit losses, which are charged to operations to maintain the allowance for credit losses at a level it considers necessary to absorb probable credit losses attributable to loans that are reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, the Company considers, among other factors, past and current loss experience, evaluations of real estate collateral, economic conditions, the type and volume of lending, adverse situations that may affect a borrower’s repayment capacity, trends in delinquent, classified or criticized loans, and other risk factors. The allowance is developed using reasonable and supportable forecasts and quantitative modeling techniques, combined with qualitative factors to address risks not captured in historical data, including emerging loan products or localized economic changes. Actual losses may vary from such estimates as more information becomes available or conditions change. The Company assesses the allowance for credit losses and records provisions for credit losses in the income statement on a quarterly basis.

The Company recorded a provision for credit losses of $84,000 during the three months ended March 31, 2026 reflecting the loan growth during the period, compared to a provision for credit losses of $37,000 for the three months ended March 31, 2025. The Company had no charge-offs for the three months ended March 31, 2026 or 2025, respectively. The Company had no non-performing loans at March 31, 2026 or March 31, 2025. The Company’s allowance for credit losses as a percentage of total loans was 0.66% at March 31, 2026 compared to 0.65% at March 31, 2025.

Noninterest Income. Noninterest income increased $4,000, or 0.7%, to $545,000 for the three months ended March 31, 2026 from $541,000 for the three months ended March 31, 2025 primarily due to an increase in the cash surrender value of bank owned life insurance of $4,000 and an increase in the gain on sale of loans of $12,000, offset by a decrease in service charges and fees of $12,000.

Noninterest Expense. Noninterest expense increased $44,000, or 0.6%, for the three months ended March 31, 2026 compared to the three months ended March 31, 2025 due to a $318,000, or 8.6%, increase in salaries and employee benefits expense driven by annual merit increases and the recognition of employee stock-based compensation during the three months ended March 31, 2026 compared to a partial period of expense during the three months ended March 31, 2025, offset by decreases in other expenses of $184,000 and $46,000 in professional fees.

Income Tax Expense. The provision for income taxes was $282,000 for the three months ended March 31, 2026 compared to $89,000 for the three months ended March 31, 2025. The Company’s effective tax rate was 24.1% for the three months ended March 31, 2026 compared to 14.2% for the three months ended March 31, 2025 due to the non-deductibility of expenses related to incentive stock options.

Comparison of Operating Results for the Nine Months Ended March 31, 2026 and 2025

General. Net income decreased $512,000, or 17.5%, to $2.4 million for the nine months ended March 31, 2026 compared to net income of $2.9 million for the nine months ended March 31, 2025. Net income for the nine months ended March 31, 2026 and 2025 included $647,000 and $2.4 million, respectively, of net accretion income related to fair value adjustments resulting from the acquisition of Regal Bancorp in September 2023.

Interest Income. Interest income increased $2.2 million, or 6.5%, to $36.7 million for the nine months ended March 31, 2026 from $34.5 million for the nine months ended March 31, 2025 due to a $15.1 million increase in the average balance of interest-earning assets, and a 22 basis point increase in the yield. The increase resulted from a $2.5 million, or 8.0%, increase in interest income on loans, offset by a $181,000, or 11.5%, decrease in interest income on interest-bearing deposits at other banks and a $87,000, or 4.7%, decrease in interest income on securities. The increase in interest income on loans was due to a $64.1 million increase in the average balance of loans from $765.9 million for the nine months ended March 31, 2025 to $830.0 million for the nine months ended March 31, 2026. The decrease in interest income on securities was primarily due to a $12.8 million decrease in the average balance of securities resulting from maturities and repayments. The decrease in interest income on interest-bearing deposits at other banks was due to a $36.1 million decrease in the average balance, offset by a 141 basis point increase in the yield.

Interest Expense. Interest expense increased $1.0 million, or 8.4%, to $13.5 million for the nine months ended March 31, 2026 from $12.5 million for the nine months ended March 31, 2025, due to a $61.0 million increase in the average balance of interest-bearing liabilities. The increase in the average balance was due to an increase of $63.5 million, or 22.1%, in the average balance of interest-bearing demand deposits a $20.3 million, or 91.3%, increase in the average balance of borrowings for the nine months ended March 31, 2026 compared to the nine months ended March 31, 2025, partially offset by a decrease of $23.7 million in the average balance of savings and club accounts. The increase was primarily due to a 30 basis point increase in the average rate of interest-bearing demand deposits to 1.93% for the nine months ended March 31, 2026 from 1.63% for the nine months ended March 31, 2025 resulting from competitively priced rates, partially offset by a 49 basis point decrease in the average rate of certificates of deposits.

Net Interest Income. Net interest income increased $1.2 million, or 5.4%, to $23.2 million for the nine months ended March 31, 2026 from $22.0 million for the nine months ended March 31, 2025. Net interest rate spread increased 22 basis points to 2.56% for the nine months ended March 31, 2026 from 2.34% for the nine months ended March 31, 2025. Net interest margin increased 11 basis points to 3.04% for the nine months ended March 31, 2026 from 2.93% for the nine months ended March 31, 2025. Net interest-earning assets decreased $45.9 million, or 17.5%, to $216.3 million for the nine months ended March 31, 2026 from $262.2 million for the nine months ended March 31, 2025. The increase in the Company’s net interest rate spread and net interest margin were primarily a result of an increase in the yield on interest-earning assets.

Provision for Credit Losses. The Company recorded a provision for credit losses of $305,000 during the nine months ended March 31, 2026 reflecting the loan growth during the period, compared to a recovery for credit losses of $105,000 for the nine months ended March 31, 2025, which reflected updates made to certain qualitative factors in the calculation of the Company’s allowance. The Company had no charge-offs for the nine months ended March 31, 2026 or 2025, respectively. The Company had no non-performing loans at March 31, 2026 or March 31, 2025. The Company’s allowance for credit losses as a percentage of total loans was 0.66% at March 31, 2026 compared to 0.65% at March 31, 2025.

Noninterest Income. Noninterest income decreased $274,000, or 13.9%, to $1.7 million for the nine months ended March 31, 2026 from $2.0 million for the nine months ended March 31, 2025, primarily due to a decrease in service charges and fees of $110,000 and a decrease in other income of $98,000 during the nine months ended March 31, 2026 compared to the nine months ended March 31, 2025.

Noninterest Expense. Noninterest expense increased $1.1 million, or 5.2%, to $21.4 million for the nine months ended March 31, 2026 from $20.3 million for the nine months ended March 31, 2025 predominantly due to a $1.5 million, or 14.5%, increase in salaries and employee benefits expense driven by the recognition of stock-based compensation during the nine months ended March 31, 2026 compared to a partial period of expense during the nine months ended March 31, 2025, as well annual merit increases in employee compensation. The increase in salaries and employee benefits was partially offset by decreases of $77,000 in data processing expenses, $85,000 in insurance expenses and $335,000 in other expenses.

Income Tax Expense. The provision for income taxes was $738,000 for the nine months ended March 31, 2026, compared to $776,000 for the nine months ended March 31, 2025. The Company’s effective tax rate was 23.4% for the nine months ended March 31, 2026 compared to 21.0% for the nine months ended March 31, 2025.

Comparison of Financial Condition at March 31, 2026 and June 30, 2025

Assets. Assets increased $59.0 million, or 5.4%, to $1.14 billion at March 31, 2026 from $1.08 billion at June 30, 2025. The increase was driven primarily by new loan originations, resulting in a net increase of $61.9 million in loans receivable, as well as an increase in cash and cash equivalents of $5.9 million primarily due to an increase in deposits and borrowings.

Cash and Cash Equivalents. Cash and cash equivalents increased $5.9 million, or 10.2%, to $63.7 million at March 31, 2026 from $57.8 million at June 30, 2025 due to an increase in deposits and borrowings from the Federal Home Loan Bank of New York.

Securities. Securities held-to-maturity decreased $7.0 million, or 5.0%, to $134.8 million at March 31, 2026 from $141.8 million at June 30, 2025. The decrease was primarily due to principal repayments and maturities, partially offset by the purchase of a $6.0 million subordinated note issued by another financial institution.

Loans. Loans receivable, net, increased $61.9 million, or 7.8%, to $859.1 million at March 31, 2026 from $797.2 million at June 30, 2025, driven by commercial loan growth of $33.9 million, residential mortgage loan growth of $27.0 million and consumer loan growth of $1.0 million as a result of strong market demand.

Deposits. Deposits increased $48.3 million, or 5.7%, to $894.3 million at March 31, 2026 from $846.0 million at June 30, 2025. Increases in interest-bearing deposit accounts resulted from the Bank having raised rates on certain interest-bearing deposit accounts in an effort to remain competitive in the market area. At March 31, 2026, $111.3 million, or 12.4%, of total deposits consisted of noninterest-bearing deposits. At March 31, 2026, $164.6 million, or 18.4%, of total deposits were uninsured.

Borrowings. During the nine months ended March 31, 2026, the Company borrowed an additional $20.0 million from the Federal Home Loan Bank of New York to provide additional liquidity to fund new loans. At March 31, 2026 and 2025, the Company had $50.0 million and $30.0 million in outstanding borrowings, respectively.

Equity. Equity decreased $9.3 million, or 4.8%, to $184.5 million at March 31, 2026 from $193.8 million at June 30, 2025. The decrease was primarily due to the repurchase of 761,229 shares of common stock at a cost of $12.0 million, partially offset by net earnings of $2.4 million.

About Somerset Regal Bank

Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 14 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At March 31, 2026, Somerset Regal Bank had $1.14 billion in total assets, $859.1 million in net loans, $894.3 million in deposits and total equity of $184.5 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, including potential recessionary conditions, the impact of a potential government shutdown, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, economic assumptions or changes in our methodology that may impact our allowance for credit losses calculation, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the availability of low-cost funding, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyber attacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

March 31, 2026 (Unaudited) and June 30, 2025

(In thousands, except for share data)

	March 31, 2026	June 30, 2025

Assets
Cash and due from banks	$4,662	$3,945
Interest-bearing deposits at other banks	59,019	53,834
Total cash and cash equivalents	63,681	57,779
Securities held-to-maturity, at amortized cost	134,781	141,845
Equity securities, at fair value	24	37
Loans receivable, net of allowance for credit losses of $5,667 and $5,362, respectively	859,053	797,166
Premises and equipment, net	4,938	4,942
Right-of-use asset	2,958	3,156
Restricted equity securities, at cost	3,508	2,608
Accrued interest receivable	3,462	3,072
Bank owned life insurance	38,123	36,607
Goodwill and intangible assets	25,810	26,708
Other assets	7,112	10,485
Total assets	$1,143,450	$1,084,405
Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$111,260	$114,107
Interest-bearing	783,080	731,915
Total deposits	894,340	846,022
Borrowings	50,000	30,000
Advance payments by borrowers for taxes and insurance	8,999	8,736
Accrued interest payable	210	223
Lease liability	2,999	3,211
Other liabilities	2,452	2,433
Total liabilities	959,000	890,625
Equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 authorized; 8,151,905 and 8,875,170 shares issued and outstanding as of March 31, 2026 and June 30, 2025, respectively	81	89
Additional paid-in capital	69,997	80,843
Retained earnings	121,753	120,505
Unearned compensation ESOP	(6,370)	(6,655)
Accumulated other comprehensive loss	(1,011)	(1,002)
Total stockholders' equity	184,450	193,780
Total liabilities and stockholders' equity	$1,143,450	$1,084,405

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Three and Nine Months Ended March 31, 2026 and March 31, 2025

(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025
Interest Income
Loans, including fees	$11,372	$10,346	$33,563	$31,069
Securities:
Taxable	643	600	1,761	1,848
Interest bearing deposits at other banks	460	537	1,397	1,578
Total interest income	12,475	11,483	36,721	34,495
Interest Expense
Deposits:
Demand	1,798	1,332	5,080	3,500
Savings and time	2,399	2,584	7,192	8,136
Borrowings	465	383	1,248	842
Total interest expense	4,662	4,299	13,520	12,478
Net Interest Income	7,813	7,184	23,201	22,017
Provision (Credit) for Credit Losses	84	37	305	(105)
Net Interest Income After Provision (Credit) for Credit Losses	7,729	7,147	22,896	22,122
Noninterest Income
Service charges and fees	218	230	672	782
Increase in cash surrender value of bank owned life insurance	263	259	796	783
Fees and service charges on loans	35	35	90	128
Unrealized (loss) gain on equity securities	(9)	3	(12)	7
Gain on sale of loans	12	—	29	51
Other	26	14	116	214
Total noninterest income	545	541	1,691	1,965
Noninterest Expense
Salaries and employee benefits	3,999	3,681	11,776	10,288
Occupancy	590	557	1,657	1,681
Furniture and equipment	325	346	990	924
Data processing	516	552	1,565	1,642
Advertising	119	97	361	264
FDIC premiums	120	120	360	360
Directors fees	100	93	298	287
Professional fees	421	467	1,366	1,423
Insurance	115	133	366	451
Telephone, postage and supplies	166	197	535	569
Other	635	819	2,162	2,497
Total noninterest expense	7,106	7,062	21,436	20,386
Income Before Income Tax Expense	1,168	626	3,151	3,701
Income Tax Expense	282	89	738	776
Net Income	$886	$537	$2,413	$2,925
Basic earnings per share	$0.12	$0.06	$0.32	$0.34
Diluted earnings per share	$0.12	$0.06	$0.31	$0.34
Weighted average number of common shares outstanding - basic	7,381,573	8,303,795	7,606,406	8,567,520
Weighted average number of common shares outstanding - diluted	7,556,692	8,315,030	7,723,143	8,572,283

SR Bancorp, Inc. and Subsidiaries

Selected Ratios

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
	(Unaudited)		(Unaudited)
Performance Ratios: (1)
Return on average assets (2)	0.31%	0.20%	0.29%	0.56%
Return on average equity (3)	1.83%	1.13%	1.66%	3.04%
Net interest margin (4)	3.00%	2.82%	3.04%	2.93%
Net interest rate spread (5)	2.55%	2.25%	2.56%	2.34%
Efficiency ratio (6)	85.02%	91.41%	86.12%	85.01%
Total gross loans to total deposits	96.42%	94.06%	96.42%	94.06%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total gross loans	0.66%	0.65%	0.66%	0.65%
Allowance for credit losses on loans as a percentage of non-performing loans (7)	N/A	N/A	N/A	N/A
Net (charge-offs) recoveries to average outstanding loans during the period (8)	N/A	N/A	N/A	N/A
Non-performing loans as a percentage of total gross loans (7)	N/A	N/A	N/A	N/A
Non-performing assets as a percentage of total assets (9)	N/A	N/A	N/A	N/A

Other Data:
Tangible book value per share (10)	$19.46	$18.29	$19.46	$18.29
Tangible common equity to tangible assets	14.19%	16.05%	14.19%	16.05%

(1)	Performance ratios are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percentage of average interest-earning assets.
(5)	Represents net interest rate spread as a percentage of average interest-earning assets.
(6)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(7)	This ratio is not applicable for the three and nine months ended March 31, 2025 as the Company had no non-performing loans as of those periods.
(8)	This ratio is not applicable for the three and nine months ended March 31, 2026 and 2025 as the Company had no charge-offs or recoveries as of those periods.
(9)	This ratio is not applicable for the three and nine months ended March 31, 2025 as the Company had no non-performing assets as of those periods.
(10)

Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Goodwill and core deposit intangibles were $25,810 and $27,039 at March 31, 2026 and March 31, 2025, respectively.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”).  Management uses these non-GAAP measures because we believe that they may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance.  Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2026	2025	2026	2025
Net Income	$886	$537	$2,413	$2,925
Adjustments for non-recurring items:
Net accretion, pre-tax	$(142)	$(575)	$(647)	$(2,396)
Subtotal	$(142)	$(575)	$(647)	$(2,396)
Tax expense	$(40)	$(162)	$(182)	$(674)

Net of items above, after-tax	$(102)	$(413)	$(465)	$(1,722)

Net Income, adjusted	$784	$124	$1,948	$1,203